Exhibit 99.1

Xenith Bankshares, Inc. Reports 2014 Third Quarter Results,

Strong Loan and Deposit Growth

RICHMOND, VA, November 4, 2014 — Xenith Bankshares, Inc. (Nasdaq: XBKS), parent company of Xenith Bank, a business-focused bank serving the Greater Washington, D.C., Richmond, and Greater Hampton Roads, Virginia markets, today announced financial results for the three and nine months ended September 30, 2014.

Xenith Bankshares recorded net income of $657 thousand, or $0.05 per common share, in third quarter of 2014, compared to net income of $748 thousand, or $0.07 per common share, in third quarter of 2013. For the first nine months of 2014, net income was $707 thousand, or $0.06 per common share, compared to $1.7 million, or $0.16 per common share, for the first nine months of 2013. Results in the third quarter and year-to-date periods of 2014 include pre-tax merger-related costs of $566 thousand ($0.03 per common share, after tax1) and $1.2 million ($0.07 per common share, after tax1), respectively. Additionally, in the year-to-date period of 2014, the company recorded a previously announced fraud loss from an ACH transaction (pre-tax $205 thousand), which occurred in the second quarter of 2014. Results for the third quarter and year-to-date periods of 2014 reflect effective income tax rates of 35% and 44%, respectively, resulting from the non-deductibility of certain merger-related transaction costs.

On June 30, 2014, the company completed the previously announced merger of Colonial Virginia Bank (“CVB”) with and into Xenith Bank, with Xenith Bank being the surviving bank. During the third quarter of 2014, the company completed the conversion of the CVB customers’ accounts and systems to those of Xenith.

T. Gaylon Layfield, III, President and Chief Executive Officer, commented: “We are pleased to welcome the customers of CVB and look forward to serving the Gloucester market. In addition, we are pleased with Xenith’s core loan growth through these first nine months of 2014. Through September, excluding the $70 million of loans added by CVB, our annualized loan growth was approximately 33%. While our first three quarters of the year include considerable noise from non-recurring costs, our operating earnings have improved relative to prior years, as we have grown total loans and core deposits and closely managed our noninterest expenses.”

Layfield continued: “Lending to and providing sophisticated treasury services to a broad array of commercial and industrial customers at various stages of their life cycle is a strength at Xenith. Additionally, we are actively engaged in financing top-tier commercial real estate professionals who are developing many exciting projects in our target markets.”

Third Quarter and Nine Month 2014 Highlights

•	Income before income tax in the three months ended September 30, 2014 was $1.0 million compared to income before income tax of $1.2 million in the same period of 2013. Third quarter pre-tax income included $566 thousand in merger-related costs. Accretion of acquired loan discounts in the three months ended September 30, 2014 was $1.3 million, while accretion in the same period of 2013 was $1.1 million. Provision for loan losses in the three months ended September 30, 2014 was $1.6 million compared to $497 thousand in the same period of 2013.

•	Income before income tax for the nine months ended September 30, 2014 was $1.3 million compared to income before income tax of $2.6 million in the same period of 2013. Pre-tax income for the nine-month period of 2014 included $1.2 million in merger-related expenses and a $205 thousand charge related to the previously announced ACH fraud originated by an account holder through the company’s online banking platform. Accretion in the first nine months of 2014 was $1.5 million compared to $2.1 million in the 2013 period. Provision for loan losses in the nine months ended September 30, 2014 was $2.4 million compared to $913 thousand in the same period of 2013.

•	Net loans were $738.8 million at September 30, 2014, up 38%, compared to $536.5 million at December 31, 2013. Net loans at September 30, 2014 included approximately $70 million of loans acquired in the CVB transaction.

•	Average interest-earning assets in the third quarter 2014 were $833.4 million, up 50% from $554.2 million for the comparable period of 2013, primarily due to $114.4 million of assets acquired in the CVB transaction and growth in loans held for investment, including guaranteed student loans.

•	Total assets at September 30, 2014 were $910.2 million compared to $679.9 million at December 31, 2013, an increase of 34%. Total assets acquired in the CVB transaction were $114.4 million, or approximately one-half of the growth.

•	Total deposits at September 30, 2014 were $766.5 million compared to $569.2 million at December 31, 2013, an increase of 35%. Total deposits acquired in the CVB transaction were $101.0 million, or approximately one-half of the increase.

•	Asset quality and coverage for loan losses remained strong at September 30, 2014 with nonperforming assets to total assets of 0.90%, nonperforming assets to total loans of 1.10% and an allowance for loan and lease losses to nonaccrual loans of 80.37%. Asset quality ratios were negatively affected by the CVB transaction.

•	Net charge-offs as a percentage of average loans were 0.32% for the nine months ended September 30, 2014 compared to 0.20% for the year ended December 31, 2013. Net charge-offs in the nine-month period of 2014 were affected by the charge-off of a portion of guaranteed student loans, which is further discussed below.

•	The company’s combined capital strength was reflected in ratios that were well above regulatory standards for “well-capitalized” banks, with a Tier 1 leverage ratio of 9.69%, a Tier 1 risk-based capital ratio of 11.31% and a total risk-based capital ratio of 12.11% at September 30, 2014. The company contributed a significant amount of the net proceeds from its previously announced third quarter 2014 sale of shares of its common stock ($5.6 million) and senior term loan ($12.0 million) to Xenith Bank, resulting in a Tier 1 leverage ratio of 10.68%, a Tier 1 risk-based capital ratio of 12.47% and a total risk-based capital ratio of 13.27% at September 30, 2014 at the bank.

Operating Results

Income Statement

Total interest income for the three months ended September 30, 2014 was $9.4 million compared to $6.9 million for the three months ended September 30, 2013. For the three-month period of 2014, total interest income reflected average interest-earning assets of $833.4 million compared to $554.2 million in interest-earning assets in the same period of 2013. For the first nine months of 2014, total interest income was $22.4 million compared to $19.2 million for the first nine months of 2013. For the first nine months of 2014, interest income reflected average interest-earning assets of $719.3 million compared to $547.4 million for the comparable 2013 period. While average interest-earning asset balances were higher in the 2014 period, asset yields in the first nine months of 2014 were lower (4.16% compared to 4.67%) than in the comparable 2013 period. This decline was primarily due to downward interest rate pressure and lower accretion of fair value adjustments from acquired loans. Accretion from acquired loans decreased to $1.5 million in the first nine months of 2014 from $2.1 million in the first nine months of 2013.

Total interest expense for the three months ended September 30, 2014 was $1.3 million compared to $832 thousand for the three months ended September 30, 2013. Average interest-bearing liabilities in the three-month period of 2014 increased to $671.7 million from $410.1 million in the comparable 2013 period. Despite higher average balances, the cost of total liabilities declined to 0.77% in the three-month period of 2014 from 0.81% in the comparable period of 2013. For the first nine months of 2014, total interest expense was $3.1 million compared to $2.6 million for the first nine months of 2013. Average interest-bearing liabilities in the first nine months of 2014 increased to $563.6 million from $407.8 million in the comparable 2013 period. The cost of total liabilities declined to 0.74% in the first nine months of 2014 from 0.86% in the first nine months of 2013.

Net interest margin in third quarter 2014 was 3.90% compared to 4.38% in third quarter 2013. Net interest margin for the first nine months of 2014 was 3.59% compared to 4.04% for the first nine months of 2013. Net interest margin pressure caused by the continued low interest rate environment, especially for loans, negatively affected the company’s net interest margin in the 2014 periods. Additionally, a decline in accretion from acquired loans in the nine-month period ended September 30, 2014 negatively affected net interest margin.

Net interest income after provision for loan and lease losses was $6.6 million in third quarter of 2014 compared to $5.6 million in the third quarter of 2013. Net interest income after provision for loan and lease losses was $16.9 million in the first nine months of 2014 compared to $15.7 million in the comparable 2013 period. Higher provision expense was the result of loan growth and greater than expected past due loans in the company’s guaranteed student loan portfolio, which have a high probability of default as to the unguaranteed portion. Net interest income after provision in the third quarter of 2014 reflected $1.6 million in loan and lease loss provision compared to $497 thousand of provision expense in third quarter of 2013. Net interest income after provision in the first nine months of 2014 reflected $2.4 million in loan and lease loss provision compared to provision expense of $913 thousand in the comparable period of 2013.

Total noninterest income was $357 thousand in the third quarter of 2014 compared to $345 thousand in the third quarter of 2013. Service charges on deposit accounts and fees from treasury management services for the three months ended September 30, 2014 increased 39% compared to the three months ended September 30, 2013. For the first nine months of 2014, noninterest income was $938 thousand compared to $1.4 million for the first nine months of 2013. Income from service charges increased 34% in the 2014 nine-month period from the comparable 2013 period. Noninterest income in the nine month period of 2014 included a $42 thousand bargain purchase gain related to the CVB acquisition, an amount that is subject to change as the company finalizes its purchase accounting adjustments. The nine-month period of 2013 included a net gain on the sale of collateral ($361 thousand), as well as net gains from the sale of securities ($291 thousand).

Noninterest expense in the third quarter of 2014 was $5.9 million compared to $4.8 million in the third quarter of 2013. The increase in noninterest expense was the result of merger-related costs associated with the CVB transaction ($566 thousand) and costs associated with the outsourcing of the servicing of the company’s guaranteed student loan portfolio ($152 thousand). Noninterest expense in the first nine months of 2014 was $16.6 million compared to $14.4 million in the same period of 2013. Noninterest expense in the 2014 period included $1.2 million of merger-related costs, $476 thousand of costs for servicing guaranteed student loans, and $205 thousand for the ACH fraud loss. The company has filed a claim with its insurance carrier, but cannot predict the outcome or timing of any recovery. Excluding these above noted costs in the nine month period of 2014, noninterest expense increased modestly when compared to the comparable 2013 period.

Income tax expense in the third quarter of 2014 was $347 thousand, or a 35% effective rate, compared to $564 thousand, or a 44% effective rate, for the first nine months of 2014. The higher effective rate of tax in these periods is due to the non-deductibility of certain merger-related costs associated with the CVB transaction.

Balance Sheet

Loans after allowance for loan and lease losses grew to $738.8 million at September 30, 2014 from $536.5 million at December 31, 2013, which includes approximately $70 million of loans acquired in the CVB transaction. Net loan balances at September 30, 2014 included $90.0 million of guaranteed student loans purchased in the third and fourth quarters of 2013. The company believes the balance of guaranteed student loans will decline by approximately $20 million by year-end 2014 as claims filed pursuant to the government guarantee have been made. As of September 30, 2014, the company’s participation in a mortgage warehouse lending program increased to $63.5 million compared to $3.4 million at December 31, 2013, as mortgage financing activity for the national bank with which the company participates has increased. Prior to second quarter 2014, the mortgage warehouse lending program loans were categorized as loans held for sale on the company’s balance sheet. Beginning June 30, 2014, these loans were included as loans held for investment, and all prior periods presented reflect this reclassification.

Securities available for sale were $74.7 million at September 30, 2014, including $17.4 million acquired in the CVB transaction, compared to $69.2 million at December 31, 2013. Securities held to maturity were $9.3 million at September 30, 2014. Total securities as a percentage of the company’s total assets were 9.2% at September 30, 2014.

Total assets were $910.2 million at September 30, 2014, including approximately $114.4 million of assets acquired in the CVB transaction, compared to $679.9 million at December 31, 2013. Total deposits at September 30, 2014 were $766.5 million, including approximately $101.0 million acquired in the CVB transaction, compared to $569.2 million at December 31, 2013.

Asset and Credit Quality

At September 30, 2014, the ratio of nonperforming assets to total assets was 0.90%, the ratio of nonperforming assets to total loans was 1.10%, and the ratio of the company’s allowance for loan and lease losses (ALLL) to nonaccrual loans was 80.4%. These asset quality measures were negatively affected by the CVB acquisition. Net charge-offs as a percentage of average loans were 0.32% as of September 30, 2014, which includes the charge-off of the unguaranteed portion of the company’s guaranteed student loans that are greater than 120 days past due and have a high probability of default. The company’s ALLL as a percentage of total loans was 0.75% at September 30, 2014, and this measure, excluding guaranteed student loans, was 0.84%.1 Provision for loan and lease losses on guaranteed student loans is calculated on that portion of carrying values that is not covered by the federal government guarantee. Additionally, the company does not record provision for loan losses on loans held pursuant to the mortgage warehouse lending program. Loans pursuant to this program are to mortgage originators that seek funding to facilitate the origination of residential mortgage loans for sale in the secondary market and are generally held for less than 30 days. The national bank with which the company participates has experienced negligible losses from this lending activity. ALLL plus remaining discounts (credit-related fair value adjustments) on acquired loans as a percentage of total loans was 1.60% as of September 30, 2014.1

Capital and Shareholder Value Measures

The company’s combined capital ratios remained above regulatory standards for “well-capitalized” banks, with a Tier 1 leverage ratio of 9.69%, a Tier 1 risk-based capital ratio of 11.31%, and a total risk-based capital ratio of 12.11% at September 30, 2014. Capital ratios at Xenith Bank were enhanced by the company’s contribution to Xenith Bank of a significant portion of the net proceeds from the company’s sale of shares of its common stock and the senior term loan, resulting in a Tier 1 leverage ratio of 10.68%, a Tier 1 risk-based capital ratio of 12.47%, and a total risk-based capital ratio of 13.27% at September 30, 2014 at the bank.

Total shareholders’ equity was $105.7 million at September 30, 2014 compared to $87.7 million at December 31, 2013. The increase in equity was primarily the result of the equity contributed in the CVB transaction and the company’s sale of shares of its common stock. Tangible book value1 at September 30, 2014 was $6.27 per share of common stock compared to $6.10 at December 31, 2013. Return on average assets was 0.29% for the third quarter of 2014 compared to (0.11%) for the second quarter of 2014. Return on average common equity was 2.86% for the third quarter of 2014 compared to (1.01%) for the second quarter of 2014.

Outlook

Layfield concluded: “We are beginning to see more favorable operating leverage in our business model. While there continues to be margin pressure in this protracted low interest rate environment, we have grown the bank while keeping noninterest expenses tightly controlled. We have been deliberate in building a loan portfolio with largely variable interest rates that should serve us well when rates eventually increase. In executing our strategic plan, we focus every day on building and maintaining strong customer relationships that validate our business model. We also continue to examine strategic merger opportunities.”

Profile

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Xenith Bank is a full-service, locally-managed commercial bank, specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients. As of September 30, 2014, the company had total assets of $910.2 million, total deposits of $766.5 million, and total shareholders’ equity of $105.7 million. Xenith Bank’s target markets are Greater Washington, DC, Richmond, VA, and Greater Hampton Roads, VA metropolitan statistical areas. The company is headquartered in Richmond, Virginia and currently has eight branch locations in Tysons Corner, Richmond, Suffolk and Gloucester, Virginia and one loan production office in Gloucester, Virginia. Xenith Bankshares common stock trades on the NASDAQ Capital Market under the symbol “XBKS.”

For more information about Xenith Bankshares and Xenith Bank, visit our website: https://www.xenithbank.com/

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to Xenith Bankshares, Inc. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to Xenith Bankshares. If a change occurs, Xenith Bankshares’ business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include the risks discussed in Xenith Bankshares’ public filings with the Securities and Exchange Commission (the “SEC”), including those outlined in Part I, Item 1A, “Risk Factors” of Xenith Bankshares’ Annual Report on Form 10-K for the year ended December 31, 2013 and under “Risk Factors” in Xenith Bankshares’ proxy statement/prospectus (Registration No. 333-195108) that was filed with the SEC on April 30, 2014 with respect to the merger of CVB with and into Xenith Bank. Except as required by applicable law or regulations, Xenith Bankshares does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

[1]	Please see the discussion of non-GAAP financial measures at the end of the financial tables.

# # # # #

Contact:

Thomas W. Osgood

Executive Vice President, Chief Financial Officer,

Chief Administrative Officer and Treasurer

(804) 433-2209

tosgood@xenithbank.com

-Selected Financial Tables Follow-

XENITH BANKSHARES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2014 AND DECEMBER 31, 2013

	(Unaudited)
(in thousands, except share data)	September 30, 2014	December 31, 2013
Assets
Cash and cash equivalents
Cash and due from banks	$20,665	$24,944
Federal funds sold	6,826	5,749

Total cash and cash equivalents	27,491	30,693
Securities available for sale, at fair value	74,743	69,185
Securities held to maturity, at cost (fair value - $9,515)	9,281	—
Loans, net of allowance for loan and lease losses, 2014 - $5,569; 2013 - $5,305	738,809	536,500
Premises and equipment, net	8,113	5,069
Other real estate owned, net	1,283	199
Goodwill and other intangible assets, net	16,258	15,624
Accrued interest receivable	4,216	2,403
Deferred tax asset	6,170	4,345
Bank owned life insurance	14,002	9,690
Other assets	9,796	6,188

Total assets	$910,162	$679,896

Liabilities and Shareholders’ Equity
Deposits
Demand and money market	$457,201	$359,455
Savings	10,011	4,785
Time	299,312	204,958

Total deposits	766,524	569,198
Accrued interest payable	288	215
Federal funds purchased and borrowed funds	32,000	20,000
Supplemental executive retirement plan	2,262	—
Other liabilities	3,404	2,797

Total liabilities	804,478	592,210

Shareholders’ equity
Preferred stock, $1.00 par value, $1,000 liquidation value, 25,000,000 shares authorized as of September 30, 2014 and December 31, 2013; 8,381 shares issued and outstanding as of September 30, 2014 and December 31, 2013	8,381	8,381
Common stock, $1.00 par value, 100,000,000 shares authorized as of September 30, 2014 and December 31, 2013; 12,923,607 shares issued and outstanding as of September 30, 2014 and 10,437,630 shares issued and outstanding as of December 31, 2013	12,924	10,438
Additional paid-in capital	85,821	71,797
Accumulated deficit	(1,114)	(1,758)
Accumulated other comprehensive loss, net of tax	(328)	(1,172)

Total shareholders’ equity	105,684	87,686

Total liabilities and shareholders’ equity	$910,162	$679,896

XENITH BANKSHARES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(Unaudited)

(in thousands, except per share data)	September 30, 2014	September 30, 2013
Interest income
Interest and fees on loans	$8,891	$6,481
Interest on securities	422	350
Interest on federal funds sold and deposits in other banks	89	63

Total interest income	9,402	6,894

Interest expense
Interest on deposits	784	510
Interest on time certificates of $100,000 and over	412	226
Interest on federal funds purchased and borrowed funds	95	96

Total interest expense	1,291	832

Net interest income	8,111	6,062
Provision for loan and lease losses	1,560	497

Net interest income after provision for loan and lease losses	6,551	5,565

Noninterest income
Service charges on deposit accounts	157	113
Net loss on sale and write-down of other real estate owned and other collateral	—	(4)
Gain on sales of securities	17	—
Bargain purchase gain	10	—
Loss on the write-down of equipment and other assets	(17)	—
Increase in cash surrender value of bank owned life insurance	98	83
Other	92	153

Total noninterest income	357	345

Noninterest expense
Compensation and benefits	3,249	2,800
Occupancy	435	378
FDIC insurance	128	96
Bank franchise taxes	221	188
Technology	690	400
Communications	98	65
Insurance	74	74
Professional fees	257	283
Amortization of intangible assets	114	91
Guaranteed student loan servicing	152	—
Other	486	384

Total noninterest expense	5,904	4,759

Income before income tax	1,004	1,151
Income tax expense	347	403

Net income	657	748

Preferred stock dividend	(21)	(21)

Net income available to common shareholders	$636	$727

Earnings per common share (basic and diluted):	$0.05	$0.07

XENITH BANKSHARES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(Unaudited)

(in thousands, except per share data)	September 30, 2014	September 30, 2013
Interest income
Interest and fees on loans	$21,073	$18,099
Interest on securities	1,148	870
Interest on federal funds sold and deposits in other banks	223	217

Total interest income	22,444	19,186

Interest expense
Interest on deposits	1,776	1,625
Interest on time certificates of $100,000 and over	1,052	715
Interest on federal funds purchased and borrowed funds	291	282

Total interest expense	3,119	2,622

Net interest income	19,325	16,564
Provision for loan and lease losses	2,390	913

Net interest income after provision for loan and lease losses	16,935	15,651

Noninterest income
Service charges on deposit accounts	419	312
Net (loss) gain on sale and write-down of other real estate owned and other collateral	(39)	342
Gain on sales of securities	39	291
Bargain purchase gain	42	—
Loss on the write-down of equipment and other assets	(17)	—
Increase in cash surrender value of bank owned life insurance	258	106
Other	236	329

Total noninterest income	938	1,380

Noninterest expense
Compensation and benefits	8,856	8,548
Occupancy	1,154	1,112
FDIC insurance	368	304
Bank franchise taxes	602	601
Technology	1,652	1,220
Communications	254	186
Insurance	218	222
Professional fees	1,165	792
Amortization of intangible assets	297	273
Guaranteed student loan servicing	476	—
Other	1,560	1,130

Total noninterest expense	16,602	14,388

Income before income tax	1,271	2,643
Income tax expense	564	925

Net income	707	1,718

Preferred stock dividend	(63)	(63)

Net income available to common shareholders	$644	$1,655

Earnings per common share (basic and diluted):	$0.06	$0.16

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

($ in thousands, except per share data)

PERFORMANCE RATIOS	Quarter Ended					Year Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013	2013
Net interest margin (1)	3.90%	3.37%	3.42%	3.50%	4.38%	3.89%
Return on average assets (2)	0.29%	–0.11%	0.15%	0.16%	0.50%	0.33%
Return on average common equity (3)	2.86%	–1.01%	1.27%	1.34%	3.78%	2.49%
Efficiency ratio (4)	70%	93%	88%	83%	74%	81%
Net (loss) income	$657	(205)	255	268	748	1,986
(Loss) earnings per common share (basic and diluted)	$0.05	(0.02)	0.02	0.02	0.07	0.18

(1)	Net interest margin is net interest income divided by average interest-earning assets.
(2)	Return on average assets is net income for the respective period (annualized for quarter periods) divided by average assets for the respective period.
(3)	Return on average equity is net income for the respective period (annualized for quarter periods) divided by average equity for the respective period.
(4)	Efficiency ratio is noninterest expenses divided by the sum of net interest income and noninterest income.

ASSET QUALITY RATIOS	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
Net charge-offs as a percentage of average loans	0.32%	0.01%	0.01%	0.20%	0.13%
Allowance for loan and lease losses (ALLL) as a percentage of loans (1)	0.75%	0.89%	0.96%	0.98%	1.09%
ALLL as a percentage of loans excluding guaranteed student loans (2)	0.84%	0.91%	1.07%	1.14%	1.13%
ALLL plus remaining discounts (credit-related fair value adjustments) on acquired loans as a percentage of gross loans (3)	1.60%	2.01%	1.72%	1.78%	2.17%
ALLL to nonaccrual loans (1)	80.37%	84.41%	126.06%	138.78%	126.59%
Nonperforming assets as a percentage of loans	1.10%	1.25%	0.79%	0.74%	0.73%
Nonperforming assets as a percentage of total assets	0.90%	0.95%	0.65%	0.59%	0.73%

(1)	ALLL excludes discounts (fair value adjustments) on acquired loans.
(2)	Ratio is a non-GAAP financial measure calculated as ALLL on gross loans excluding the portion of ALLL attributable to guaranteed student loans, divided by gross loans excluding guaranteed student loans. See discussion of non-GAAP financial measures below.
(3)	Ratio is a non-GAAP financial measure calculated as the sum of ALLL and discounts (credit-related fair value adjustments) on acquired loans divided by the sum of gross loans and discounts on loans. See discussion of non-GAAP financial measures below.

CAPITAL RATIOS	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
Tier 1 leverage ratio - Consolidated	9.69%	11.27%	10.60%	10.52%	12.01%
Tier 1 leverage ratio - Bank only	10.68%	11.20%	10.50%	10.37%	11.74%
Tier 1 risk-based capital ratio - Consolidated	11.31%	11.86%	12.88%	13.35%	13.82%
Tier 1 risk-based capital ratio - Bank only	12.47%	11.80%	12.77%	13.16%	13.51%
Total risk-based capital ratio - Consolidated	12.11%	12.81%	13.93%	14.42%	14.89%
Total risk-based capital ratio - Bank only	13.27%	12.75%	13.82%	14.23%	14.59%
Book value per common share (1)	$7.53	7.57	7.72	7.60	7.58
Tangible book value per common share (2)	$6.27	6.21	6.23	6.10	6.07

(1)	Book value per common share is total shareholders’ equity less preferred stock divided by common shares outstanding at the end of the respective period.
(2)	Tangible book value per common share is a non-GAAP financial measure calculated as total shareholders’ equity less the sum of preferred stock and goodwill and other intangible assets divided by common shares outstanding at the end of the respective period. See discussion of non-GAAP financial measures below.

AVERAGE BALANCES (1)	Quarter Ended					Year Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013	2013
Total assets	$900,537	726,978	684,064	685,687	597,476	608,070
Loans, net of allowance for loan and lease losses (2)	$697,652	579,706	543,468	485,616	452,882	452,577
Total deposits	$771,806	610,797	563,451	574,171	485,511	496,763
Shareholders’ equity	$100,334	89,469	88,643	88,322	87,598	87,995

(1)	Average balances are computed on a daily basis.
(2)	Quarter-end balances prior to June 30, 2014 include loans previously reported as held for sale.

END OF PERIOD BALANCES	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
Total assets	$910,162	883,383	683,544	679,896	606,260
Loans, net of allowance for loan and lease losses (1)	$738,809	666,221	558,600	536,500	466,516
Total deposits	$766,524	757,211	569,951	569,198	495,821
Shareholders’ equity	$105,684	99,441	88,767	87,686	87,700

(1)	Quarter-end balances prior to June 30, 2014 include loans previously reported as held for sale.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	September 30, 2014
Earnings per share effect of merger-related costs	Three Months	Nine Months
Net income available to common shareholders	$636	644
Add: merger-related costs, net of tax (1)	$374	792

Net income available to common shareholders excluding merger-related costs	$1,010	1,436

Weighted average shares outstanding, basic	12,124	11,037
Weighted average shares outstanding, diluted	12,311	11,183
Earnings per common share excluding merger-related costs (basic and diluted)	$0.08	$0.13
Earnings per common share (basic and diluted)	$0.05	$0.06
Earnings per common share effect of merger-related costs	$0.03	$0.07

(1)	34% statutory tax rate which approximates the company’s effective rate excluding non-deductible merger-related costs.

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013

ALLL as a % of Loans excluding guaranteed student loans
Allowance for loan and lease losses	$5,569	6,016	5,414	5,305	5,129
Deduct: ALLL attributable to guaranteed student loans	$54	737	379	195	16

ALLL excluding amount attributable to guaranteed student loans	$5,515	5,279	5,035	5,110	5,113

Gross loans	$744,378	672,237	564,014	541,805	471,645
Deduct: Guaranteed student loans	$89,956	92,435	93,142	94,028	20,973

Gross loans, excluding guaranteed student loans	$654,422	579,802	470,872	447,777	450,672

ALLL as a percentage of gross loans, excluding guaranteed student loans	0.84%	0.91%	1.07%	1.14%	1.13%

ALLL + Discount / Gross Loans
Allowance for loan and lease losses	$5,569	6,016	5,414	5,305	5,129
Add: Discounts (credit-related fair value adjustments) on acquired loans	$6,465	7,629	4,366	4,442	5,237

Total ALLL + discounts on acquired loans	$12,034	13,645	9,780	9,747	10,366

Gross loans + discounts (credit-related fair value adjustments) on acquired loans	$750,843	679,866	568,380	546,247	476,882

ALLL plus discounts (credit-related fair value adjustments) on acquired loans as a percentage of gross loans	1.60%	2.01%	1.72%	1.78%	2.17%

Tangible book value per common share
Total shareholders’ equity	$105,684	99,441	88,767	87,686	87,700
Deduct: Preferred stock	$8,381	8,381	8,381	8,381	8,381

Common shareholders’ equity	$97,303	91,060	80,386	79,305	79,319
Deduct: Goodwill and other intangible assets	$16,258	16,372	15,533	15,625	15,716

Tangible common shareholders’ equity	$81,045	74,688	64,853	63,680	63,603

Common shares outstanding	12,924	12,035	10,417	10,438	10,471

Tangible book value per common share	$6.27	6.21	6.23	6.10	6.07

Allowance for loan and lease losses (ALLL) as a percentage of gross loans excluding guaranteed student loans, ALLL plus discounts on acquired loans as a percentage of gross loans, and tangible book value per share are supplemental financial measures that are not required by, or presented in accordance with, U.S. GAAP. Management believes that ALLL as a percentage of gross loans excluding guaranteed student loans, and ALLL plus discounts on acquired loans are meaningful because they are two measures we use to assess our asset quality. Management believes that tangible book value per common share is meaningful because it is one of the measures we use to assess capital adequacy. Set forth above are reconciliations of each of these non-GAAP financial measures calculated and reported in accordance with GAAP. Book value is the same as shareholders’ equity presented on our consolidated balance sheets. Our calculations of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.